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[LOGO HARVEYS CASINO RESORTS]                              EXHIBIT 99.1




               FOR IMMEDIATE RELEASE:  Monday, February 2, 1998

CONTACT:  John McLaughlin, Chief Financial Officer   CONTACT:  Colony Capital
          John Brower, Investor Relations                      Owen Blicksilver
          702-588-2411                                         212-303-7603
          Jim Rafferty, Media Contact
          702-586-6753
          Harveys Casino Resorts
          http://www.Harveys.com

                   HARVEYS CASINO REPORTS ACCEPTS $28 A SHARE MERGER OFFER
                          FROM AN AFFILIATE OF COLONY CAPITAL, INC.
                          -----------------------------------------

LAKE TAHOE, NEV. -- Harveys Casino Resorts (NYSE: HVY) announced today that the company has signed a definitive agreement to merge with an entity affiliated with Colony Capital, Inc., Los Angeles, in an all-cash transaction valued at approximately $420 million including an assumption of debt.

The transaction values each of Harveys 10.8 million fully diluted common shares at $28. If the merger has not closed by September 1, 1998, Harveys stockholders would receive additional consideration under certain circumstances. Following completion of the transaction, which is expected to close later this year, Harveys will be wholly-owned by Colony affiliates together with a management group headed by Chuck Scharer, Harveys chairman, president, and chief executive officer.

Stockholders owning approximately 40% of the outstanding Harveys shares, including the company's largest shareholder, the Ledbetter family, have agreed to vote in favor of the transaction. As part of its review of the transaction, Harveys Casino Resorts Board of Directors received a fairness opinion from the company's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation.

Closing of the merger is subject to a number of conditions, including approval by the stockholders of at least two-thirds of Harveys shares and receipt of all necessary regulatory approvals, including the approvals of Nevada, Colorado and Iowa gaming authorities.


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"We appreciate the support and dedication shown by our stockholders throughout the years. Harveys Board of Directors carefully reviewed Colony's proposal and concluded that the transaction is in the best interests of both the company and our shareholders by returning solid value for shareholder investment," said Chuck Scharer. "Colony's commitment will allow Harveys to continue to thrive and expand, maintaining our focus on our customers, our employees and our communities as well as enhancing our ability to explore exciting new opportunities."

"Harveys represents Colony's first investment in the resort gaming industry, and we are extremely pleased to be partnering with one of the best companies in the business," said Thomas J. Barrack, Jr., chairman and chief executive officer of Colony Capital. "The company's premium hotel and casino facilities, loyal customer base and strategic location -- combined with Harveys exceptional management team -- should enable us to continue to expand the Harveys franchise."

Colony Capital is a private, international real estate-related investment firm headquartered in Los Angeles with additional offices in New York, Texas, Florida, Hawaii and Paris, France. Bear, Stearns & Co. Inc., acted as financial advisor to Colony.

Founded in 1944 by Harvey and Llewellyn Gross, Harveys Casino Resorts wholly owns and operates Harveys Resort Hotel/Casino, a Mobil Four-Star and AAA Four-Diamond full-service resort at Lake Tahoe, Nev.; Harveys Wagon Wheel Hotel/Casino in Central City, Colo.; and Harveys Casino Hotel in Council Bluffs, Iowa.

Harveys Casino Resorts' press releases are available through Company News On-Call by fax, 800-758-5804, extension 349787, or at http://www.prnewswire.com/(HVY).
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